EXHIBIT 99.1

Diodes Incorporated Reports Third Quarter 2015 Financial Results

Gains LTM Market Share Despite Challenging Market Conditions; Announces $100 Million Share Repurchase Program

Plano, Texas – November 5, 2015 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•

Revenue was $208.9 million, a decrease of 4.8 percent from the $219.5 million in the second quarter 2015 and a decrease of 10.6 percent from the $233.8 million in the third quarter 2014. Third quarter revenue reflected a 56 percent decline in assembly test manufacturing services, while revenue excluding manufacturing services was down only 1.5 percent sequentially;

•	Gross profit was $61.6 million, compared to $69.4 million in the second quarter 2015 and $74.7 million in the third quarter 2014;
•	Gross profit margin was 29.5 percent, compared to 31.6 percent in the second quarter 2015 and 32.0 percent in the third quarter 2014;
•

GAAP net income was $2.8 million, or $0.06 per diluted share, compared to second quarter 2015 of $15.1 million, or $0.31 per diluted share, and third quarter 2014 of $19.4 million, or $0.40 per diluted share;

•

Non-GAAP adjusted net income was $6.3 million, or $0.13 per diluted share, compared to $16.6 million, or $0.34 per diluted share, in second quarter 2015 and $21.2 million, or $0.43 per diluted share, in third quarter 2014;

•	Excluding $2.7 million, net of tax, non-cash share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and
•

Achieved $45.5 million of cash flow from operations, and ($2.6) million of free cash flow, including $48.1 million of capital expenditures primarily for the Chengdu site expansion. Net cash flow was ($5.8) million, which includes the pay down of $6.1 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“The sequential decline in third quarter revenue reflected a 56 percent decrease in revenue associated with assembly test manufacturing services, which was included in our previously disclosed guidance, combined with a greater than expected decline in distributor POP sales due to an inventory reduction. Distributor POS was actually strong in the quarter. When excluding manufacturing services, revenue was down only 1.5 percent sequentially. As a strategic response to the challenging environment, we took the opportunity to capture market share by securing additional content at key customer accounts, particularly in smartphones. Increased sales of these lower margin products combined with the lower capacity utilization at our packaging facilities pressured margins during the quarter. Notably, the incremental market share gained positions us more favorably with customers as market conditions improve."

Dr. Lu concluded, “We currently expect this weak environment and the distributor inventory adjustments to extend into the fourth quarter so have taken additional measures to carefully manage expenses, including reductions in travel and vendor expenses as well as a freeze on new hires. Since we are cautiously optimistic for overall improvements in 2016, we expect these actions to be temporary and do not anticipate the need for more aggressive steps. Looking forward, I continue to believe Diodes’ increased focus on automotive, industrial and the high-volume portable and wearable markets will be key drivers of our business in the coming year.”

Third Quarter 2015

Revenue for the third quarter 2015 was $208.9 million, an decrease of 4.8 percent from the $219.5 million in the second quarter 2015 and a decrease of 10.6 percent from the $233.8 million in the third quarter 2014. The sequential decrease in revenue was due to the expected reduction in revenue associated with assembly test manufacturing services combined with an inventory reduction at global distributors.

Gross profit for the third quarter 2015 was $61.6 million, or 29.5 percent of revenue, compared to the second quarter 2015 of $69.4 million, or 31.6 percent of revenue, and compared to the third quarter 2014 of $74.7 million, or 32.0 percent of revenue.  The decline in gross profit margin was due to lower capacity utilization and product mix.

GAAP operating expenses for the third quarter 2015 were $51.7 million, or 24.7 percent of revenue, compared to $47.4 million, or 21.6 percent of revenue in the second quarter 2015 and $49.7 million, or 21.3 percent of revenue in the third quarter 2014.  Non-GAAP operating expenses for the third quarter of 2015, excluding acquisition related costs and an asset impairment charge, were $49.1 million, or 23.5 percent of revenue.

Income taxes during the first, second and third quarters of each year are accrued using an estimated worldwide annual effective tax rate, which is based on full-year forecasted income in each jurisdiction that Diodes operates.  During the third quarter of 2015, the Company decreased its full-year income forecast, specifically in Asia. Effective tax rates in Asia are generally lower than in Europe and North America, and as a result, the estimated annual effective tax rate increased from approximately 26 percent in the second quarter to approximately 35 percent for the third quarter.  To reflect this change, income tax expense in the third quarter was accrued to reflect an actual year-to-date 35 percent tax rate.  This resulted in tax expense of $3.1 million for third quarter and a first half adjustment of $3.5 million for a total of $6.6 million, or an actual third quarter tax rate of approximately 64 percent.

Third quarter 2015 GAAP net income was $2.8 million, or $0.06 per diluted share, compared to second quarter 2015 of $15.1 million, or $0.31 per diluted share, and third quarter 2014 of $19.4 million, or $0.40 per diluted share.

Third quarter 2015 non-GAAP adjusted net income was $6.3 million, or $0.13 per diluted share, which excluded, net of tax, $1.4 million of non-cash, acquisition related intangible asset amortization costs, a $1.3 million asset impairment charge for SFAB equipment due to the conversion from 6 inch to 8 inch capacity, and $0.8 million of costs related to the proposed acquisition of Pericom Semiconductor.  This compares to non-GAAP adjusted net income of $16.6 million, or $0.34 per diluted share, in second quarter 2015 and $21.2 million, or $0.43 per diluted share, in third quarter 2014.

The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
September 30, 2015
GAAP net income	$2,837

GAAP diluted earnings per share	$0.06

Adjustments to reconcile net income to adjusted net income:

Impairment Loss of Long-lived Assets	1,250

M&A Transaction cost	755

Amortization of acquisition related intangible assets	1,468

Non-GAAP adjusted net income	$6,310

Non-GAAP adjusted diluted earnings per share	$0.13

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the third quarter of 2015 GAAP and non-GAAP adjusted net income was approximately $2.7 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share for each of the third quarter 2015, second quarter 2015 and third quarter 2014.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for the third quarter 2015, was $29.7 million, compared to $40.2 million for the second quarter 2015 and $45.3 million for the third quarter 2014.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of the release for further details.

For the third quarter 2015, net cash provided by operating activities was $45.5 million. Free cash flow was ($2.6) million, which includes $48.1 million of capital expenditures primarily for the Chengdu site expansion. Net cash flow was ($5.8) million, which reflects the pay down of $6.1 million of long-term debt.

As of September 30, 2015, the Company had approximately $213 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $94 million, and working capital was approximately $475 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the third quarter of 2015.

Business Outlook

Dr. Lu concluded, “Due to continued weakness in the overall environment, we expect revenue for the fourth quarter of 2015 to range between $191 million and $209 million, or flat to down 8.5 percent sequentially. We expect gross margin to be 26 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 24 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 35 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50 million.  For the full year 2015, we expect our capital expenditures to be 5 to 9 percent of revenue, excluding the Chengdu site expansion.”

Share Repurchase Program

In conjunction with its earnings release today, Diodes also announced the Board of Directors has approved an authorization to purchase up to $100 million of common stock through the end of 2019. The Company’s objectives with regard to share repurchases include offsetting the dilution to shares outstanding that results from equity compensation grants and supplementing earnings per share growth.  Repurchases will be funded from available working capital, including cash balances, advances under available credit facilities, cash flow from operations, and proceeds from exercises of equity compensation awards.

Conference Call

Diodes will host a conference call on Thursday, November 5, 2015 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2015 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 59568761. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Thursday, November 12, 2015 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 59568761. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai and in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding our expectation that: we currently expect this weak environment and the distributor inventory adjustments to extend into the fourth quarter so have taken additional measures to carefully manage expenses, including reductions in travel and vendor expenses as well as a freeze on new hires; since we are cautiously optimistic for overall improvements in 2016, we expect these actions to be temporary and do not anticipate the need for more aggressive steps; looking forward, I continue to believe Diodes’ increased focus on automotive, industrial and the high-volume portable and wearable markets will be key drivers of our business in the coming year; due to continued weakness in the overall environment, we expect revenue for the fourth quarter of 2015 to range between $191 million and $209 million, or flat to down 8.5 percent sequentially; we expect gross margin to be 26 percent, plus or minus 2 percent; operating expenses are expected to be approximately 24 percent of revenue, plus or minus 1 percent; we expect our income tax rate to be 35 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50 million; for the full year 2015, we expect our capital expenditures to be 5 to 9 percent of revenue, excluding the Chengdu site expansion; repurchases will be funded from available working capital, including cash balances, advances under available credit facilities, cash flow from operations, and proceeds from exercises of equity compensation awards; the amount of shares of our common stock that may be repurchased; the effect of such repurchases on the dilution to shares outstanding resulting from equity compensation grants; the effect of such repurchases on earnings per share growth; and the objectives of the share repurchase program or the sources of funding the share repurchase program.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; the possibility that no shares will be repurchased; the risk that the expected benefits of share repurchases will not be realized; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
NET SALES	$208,888	$233,777	$634,522	$666,980

COST OF GOODS SOLD	147,252	159,045	439,536	460,363

Gross profit	61,636	74,732	194,986	206,617

OPERATING EXPENSES
Selling, general and administrative	34,669	33,897	98,282	99,518
Research and development	13,745	13,864	40,644	39,565
Amortization of acquisition related intangible assets	1,828	1,987	5,630	5,960
Loss (gain) on fixed assets	1,421	(20)	1,556	(916)
Total operating expenses	51,663	49,728	146,112	144,127

Income from operations	9,973	25,004	48,874	62,490

OTHER INCOME (EXPENSES)
Interest income	153	324	695	1,158
Interest expense	(781)	(1,074)	(2,602)	(3,489)
Gain (loss) on securities carried at fair value	(91)	169	(145)	1,364
Other	974	1,881	626	1,276
Total other expenses	255	1,300	(1,426)	309

Income before income taxes and noncontrolling interest	10,228	26,304	47,448	62,799

INCOME TAX PROVISION	6,593	6,172	16,179	14,370

NET INCOME	3,635	20,132	31,269	48,429

Less: NET INCOME attributable to noncontrolling interest	(798)	(705)	(2,222)	(1,415)

NET INCOME attributable to common stockholders	$2,837	$19,427	$29,047	$47,014

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.06	$0.41	$0.60	$1.00
Diluted	$0.06	$0.40	$0.59	$0.97

Number of shares used in computation
Basic	48,586	47,548	48,114	47,047
Diluted	49,564	48,736	49,351	48,385

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$2,837

Earnings per share (Per-GAAP)
Diluted			$0.06

Adjustments to reconcile net income to adjusted net income:

Impairment Loss of Long-lived Assets	1,470	(220)	1,250

M&A Transaction cost	1,161	(406)	755

Amortization of acquisition related intangible assets	1,828	(360)	1,468

Adjusted (Non-GAAP)			$6,310

Diluted shares used in computing earnings per share			49,564

Adjusted earnings per share (Non-GAAP)
Diluted			$0.13

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$19,427

Earnings per share (Per-GAAP)
Diluted			$0.40

Adjustments to reconcile net income to adjusted net income:

Retention costs	214	(32)	182

Gain on sale of assets			-

Amortization of acquisition related intangible assets	1,987	(409)	1,578

Adjusted (Non-GAAP)			$21,187

Diluted shares used in computing earnings per share			48,736

Adjusted earnings per share (Non-GAAP)
Diluted			$0.43

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$29,047

Earnings per share (Per-GAAP)
Diluted			$0.59

Adjustments to reconcile net income to adjusted net income:

Impairment Loss of Long-lived Assets	1,470	(220)	1,250

M&A Transaction cost	1,161	(406)	755

Retention costs	83	(13)	70

Amortization of acquisition related intangible assets	5,630	(1,141)	4,489

Adjusted (Non-GAAP)			$35,611

Diluted shares used in computing earnings per share			49,351

Adjusted earnings per share (Non-GAAP)
Diluted			$0.72

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $7.6 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2014:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$47,014

Earnings per share (Per-GAAP)
Diluted			$0.97

Adjustments to reconcile net income to adjusted net income:

Retention costs	1,162	(175)	987

Gain on sale of assets	(1,176)	200	(976)

Amortization of acquisition related intangible assets	5,960	(1,235)	4,725

Adjusted (Non-GAAP)			$51,750

Diluted shares used in computing earnings per share			48,385

Adjusted earnings per share (Non-GAAP)
Diluted			$1.07

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $6.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.14 per share.

ADJUSTED NET INCOME and ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This consists of generally accepted accounting principles (“GAAP”) net income and earnings per share, which are then adjusted solely for the purpose of adjusting for amortization of acquisition-related intangible assets and retention costs. Excluding the above items provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. The Company excludes the above items to evaluate the Company’s operating performance, to develop budgets, and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results and may differ from measures used by other companies. The Company recommends a review of net income and earnings per share on both a GAAP and non-GAAP basis to obtain a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income and GAAP earnings per share to non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Retention costs – The Company excluded costs related to the employee retention plan in connection with the acquisition of BCD Semiconductor Manufacturing Limited. The retention payments are payable at the 12, 18 and 24 month anniversaries of the acquisition with the majority of the expense occurring in the third 12 months. Although these retention costs recurred every quarter until the final retention payment was made in third quarter 2015, they are not part of the normal annual salaries and therefore have been excluded. The Company believes the exclusion of this item provides investors an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

M&A Transaction cost – The Company excluded costs associated with the proposed Pericom Semiconductor Corporation acquisition, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the third quarter of 2015 as that was when the costs were incurred and services were received of which, the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Impairment of long-lived assets – The Company excluded impairments recorded on long-lived assets that were primarily related to assets that will no longer be used in our production process as we transition from six inch to eight inch production capability in our China wafer fabrication facility.

Amortization of acquisition-related intangible assets – The Company excluded this item, including developed technologies and customer relationships. The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter 2015 is calculated by subtracting capital expenditures from cash flow from operations.  For the third quarter 2015, FCF was ($2.6) million and represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit and in evaluating companies in our industry, and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income (per-GAAP)	$2,837	$19,427	$29,047	$47,014
Plus:
Interest expense, net	628	750	1,907	2,331
Income tax provision	6,593	6,172	16,179	14,370
Depreciation and amortization	19,599	18,921	57,969	57,254
EBITDA (Non-GAAP)	$29,657	$45,270	$105,102	$120,969

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$188,755	$243,000
Short-term investments	24,586	11,726
Accounts receivable, net	202,467	188,248
Inventories	197,698	182,026
Deferred income taxes, current	11,193	11,295
Prepaid expenses and other	38,389	50,510
Total current assets	663,088	686,805

PROPERTY, PLANT AND EQUIPMENT, net	371,036	309,931

DEFERRED INCOME TAXES, non-current	32,259	32,550

OTHER ASSETS
Goodwill	79,389	81,229
Intangible assets, net	42,841	45,028
Other	24,580	23,614
Total assets	$1,213,193	$1,179,157

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$261	$1,064
Accounts payable	86,388	79,390
Accrued liabilities	91,868	60,436
Income tax payable	9,106	8,381
Total current liabilities	187,623	149,271

LONG-TERM DEBT, net of current portion	93,510	140,787
OTHER LONG-TERM LIABILITIES	74,591	78,932
Total liabilities	355,724	368,990

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,588,184 and 47,591,092 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	32,394	31,729
Additional paid-in capital	335,835	314,942
Retained earnings	519,053	490,006
Accumulated other comprehensive loss	(77,564)	(68,402)
Total Diodes Incorporated stockholders' equity	809,718	768,275
Noncontrolling interest	47,751	41,892
Total equity	857,469	810,167
Total liabilities and equity	$1,213,193	$1,179,157